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                                                                     EXHIBIT 5.0


                             ______________, 2000



Board of Directors
DutchFork Bancshares, Inc.
1735 Wilson Road
Newberry, South Carolina  29108

          Re:  The issuance of up to 1,719,250 shares of
               DutchFork Bancshares, Inc. common stock
               ---------------------------------------

Ladies and Gentlemen:

     You have requested our opinion concerning certain matters of Delaware law in connection with the conversion of the Newberry Federal Savings Bank (the "Bank"), a federal savings bank, from the mutual to the stock form of ownership (the "Conversion"), and the related subscription offering, direct community offering and syndicated community offering (the "Offerings") by DutchFork Bancshares, Inc. (the "Company"), a Delaware corporation and the proposed holding company for the Bank, of up to 1,495,000 shares of its common stock, par value $.01 per share ("Common Stock") (1,719,250 shares if the estimated valuation range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings).

     We understand that the Company will lend to the trust for the Bank's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP trust will use to purchase shares of Common Stock for which the ESOP trust subscribes pursuant to the Offerings and, for purposes of rendering the opinion set forth in paragraph 2 below, we assume that: (a) the Board of Directors of the Company (the "Board") has duly authorized the loan to the ESOP trust (the "Loan"); (b) the ESOP serves a valid corporate purpose for the Company; (c) the Loan will be made at an interest rate and on other terms that are fair to the Company; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP trust to the Company as a result of the Loan; and (e) the closing for the Loan and for the sale of Common Stock to the ESOP trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof.

     In connection with your request for our opinion, you have provided to us and we have reviewed the Company's certificate of incorporation filed with the Delaware Secretary of State on
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Board of Directors
DutchFork Bancshares, Inc.
_________, 2000
Page 2


February 11, 2000 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form SB-2, as initially filed with the Securities and Exchange Commission on ____________, 2000 and as amended on __________, 2000 (the "Registration Statement"); a consent of the sole incorporator of the Company; the Plan of Conversion, as amended; the ESOP trust agreement and the ESOP Loan agreement; resolutions of the Board concerning the organization of the Company, the Offerings and designation of a pricing committee of the Board (the "Pricing Committee"); and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Delaware Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.

     Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

     1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

     2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offerings, the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP trust) will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the prospectus which is included in the Registration Statement and such resolution of the Pricing Committee and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

     The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

     1. (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Subsection
               C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent,
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Board of Directors
DutchFork Bancshares, Inc.
__________, 2000
Page 3


               if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

          (b) Article NINTH, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

      We assume no obligation to advise you of any events that occur subsequent to the date of this opinion.

                              Very truly yours,



                              MULDOON, MURPHY & FAUCETTE LLP